Exhibit 5.1

FLG Flangas Law Group

Writer’s email: kps@fdlawlv.com

February 8, 2021

Garden State Securities Inc.

328 Newman Springs Road

Red Bank, NJ 07707

And each of the Purchasers to the Securities Purchase Agreements between

Transportation and Logistics Systems, Inc. dated as of October 8, 2020, December 28, 2020, December 31, 2021, January 7, 2021, and January 21, 2021

RE: Transportation and Logistics Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to Transportation and Logistics Systems, Inc., a Nevada corporation (the “Company”), in connection with a private placement for the issuance and sale of an aggregate of $2,640,000 through the issuance and sale of up to 219,320 shares of its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and warrants to purchase up to 252,559,929 shares (the “Warrant Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) (collectively, the Series E Preferred Stock and Warrant Shares are herein referred to as the “Units”), pursuant to those certain Securities Purchase Agreements, dated as of October 8, 2020, December 28, 2020, December 31, 2021, January 7, 2021, and January 21, 2021(the “Securities Purchase Agreements”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreements.

In rendering this opinion, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of the following:

1. The Articles of Incorporation of the Company, as amended and in effect on the date hereof (the “Articles of Incorporation”);

2. The bylaws of the Company as amended and in effect on the date hereof (the “Bylaws”);

3. The Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated February 3, 2021;

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4. The resolutions of the Board of Directors of the Company, adopted on January 11, 2021, authorizing/ratifying the execution and delivery of the Securities Purchase Agreements, the issuance and sale of the Series E Preferred Stock and the issuance of the Warrant Shares, the issuance of warrants to the Placement Agent (the “Placement Agent’s Warrants”), the issuance of the shares of the Company’s Common Stock upon the exercise of the Placement Agent’s Warrants, the approval of the execution and delivery of the Placement Agent Agency Agreement (the “Placement Agency Agreement”) dated December 8, 2020 between the Company and Garden State Securities Inc. (the “Placement Agent”) and the execution of the Registration Rights Agreements (the “Registration Rights Agreements”) between the Company and each of the investors entering into one of the Securities Purchase Agreements;

5. The Securities Purchase Agreements;

6. The Registration Rights Agreements;

7. The Placement Agency Agreement;

8. The Placement Agent’s Warrants;

9. The Warrants

10. The records of the Company’s Transfer Agent;

11. A certificate of the Company’s Chief Executive officer; and

12. Such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion.

Assumptions

For purposes of the opinions set forth below, we have assumed (with your permission and without any independent investigation on our part) and relied upon:

I. The genuineness of all signatures, the authenticity of all certificates and other documents submitted to us as originals and the completeness and conformity to original documents of all documents submitted to us as photostatic or certified copies;

II. The accuracy and completeness of (i) all representations and warranties as to factual matters made by each of the parties in the Securities Purchase Agreements and the Placement Agency Agreement, the Warrants, the Placement Agent’s Warrants and the Registration Rights Agreements (the “Transaction Documents”), and (ii) the Company’s Certificate of Incorporation, bylaws, Resolutions and the Certificate of Good Standing;

III. That all natural persons executing the Transaction Documents, either individually or on behalf of a corporation or other business entity, are legally competent;

IV. That each person purchasing Units pursuant to the Securities Purchase Agreements (each, a “Purchaser”) has the full legal capacity, competency, power and authority to execute, enter into, perform its obligations under and receive the benefits of each of the Transaction Documents to which it is a party;

V. That the execution, delivery and performance of the Securities Purchase Agreements by each Purchaser has been duly authorized by all necessary corporate or other action of such Purchaser, and each Purchaser has duly executed and delivered one of the Securities Purchase Agreements that such Purchaser (and any other related document) is a party to;

VI. That each of the Securities Purchase Agreements to which each Purchaser is a party constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms;

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VII. That in connection with the offering of the Units, (i) the offering of the Units did not involve the use of an unregistered broker and (ii) the Company makes any and all filings required to be filed with any appropriate state securities administration;

VIII. That: (i) Units will be sold and delivered to, and paid for by, the Purchasers at the price and in the terms set forth in the Securities Purchase Agreements; and (ii) the Company and its transfer agent will have taken any appropriate administrative action required to issue the Units (including the shares of Series E Preferred Stock and Warrants composing the Units), Warrant Shares and shares issuable upon the exercise of the Placement Agent’s Warrants;

IX. That the Placement Agent has full legal capacity, competency, power and authority to execute, enter into, perform its obligations under and receive the benefits of each of the Transaction Document, to which it is a party;

X. That the execution, delivery and performance by the Placement Agent of any agreements that it is a party to have been duly authorized by all necessary corporate or other action, and such agreements have been duly executed and delivered by it; and

XI. That any Transaction Document to which the Placement Agent is a party to are the legal and binding obligations of the Placement Agent, enforceable in accordance with its respective terms.

Qualifications and Limitations

Our opinions set forth below are further subject to the following qualifications and limitations:

1. We express no opinion as to:

(i)	the enforceability of any of the provisions of the Transaction Documents or any rights granted to any party pursuant thereto to the extent that the same are affected or limited by or subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally, or (2) the availability of the remedy of specific performance or injunctive or other equitable relief (whether enforcement is sought in equity or law) being subject to the discretion of the court before which any proceeding for such remedy may be brought, or (3) equitable principles or standards of reasonableness or to the discretion of the court before which any proceeding for enforcement thereof may be brought (whether enforcement is sought in law or equity), or (4) an implied covenant of good faith and fair dealing;

(ii)	the enforceability of any provisions of the Transaction Documents relating to indemnification or contribution;

(iii)	the enforceability of any provisions of the Transaction Documents relating to waivers or to delay or omission of enforcement of rights or remedies;

(iv)	the availability of any specific or equitable relief of any kind or as to the enforceability of any contractual choice of law clause or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply;

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(v)	the enforceability of any provisions of the Transaction Documents relating to (i) waivers of rights to (or methods of) service of process, or rights to trial by jury or other rights or benefits bestowed by operation of law, (ii) disclaimer, exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, or (iii) submission to binding arbitration; or

(vi)	the availability or enforceability of any particular provision of the Transaction Documents relating to remedies after default.

2. We have assumed without any independent investigation that (i) each party to the Transaction Documents, other than the Company, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Transaction Documents, (ii) each party to the Transaction Documents, other than the Company, at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, by-laws, partnership agreement or other governing instruments, as the case may be, to execute and deliver, and to perform its obligations under the Transaction Documents and that the individuals who executed the Transaction Documents and any other instruments and documents issued in connection therewith are authorized to take such action.

3. For the purposes of Opinion #1, we have relied solely on the Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated February 3, 2021.

4. For the purposes of Opinion #5, we have relied solely on our review of the Company’s Articles of Incorporation, as amended filed with the State of Nevada, a shareholder list obtained from the company’s Transfer Agent, and the Company’s book and records.

5. We are qualified to practice law in the State of Nevada, and the opinions expressed herein are limited to the laws of the State of Nevada, and the Federal laws of the United States of America (in each case without giving effect to rules regarding choice of law). We do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction. Without limiting the generality of the foregoing, we are not experts on, and we do not express any opinion on any applicable laws, rules or regulations relating to patents, copyrights, trademarks and other proprietary rights and licenses. We express no opinion with respect to the “blue sky” securities laws of any other state.

6. Whenever our opinion is given with respect to the existence or absence of facts (or legal conclusions which necessarily are based upon the existence or absence of facts) and is indicated to be based on our knowledge, it is intended to signify that, during the course of our representation of the Company, no information has come to the attention of the attorneys of this firm who have had active involvement in the representation of the Company in connection with the transactions contemplated in connection with the offering of the Units and issuance of the Placement Agent’s Warrants that would give them actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact or the accuracy of any statement herein, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation

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7. This opinion is being given as of its date based upon the facts and assumptions set forth herein and upon existing law and interpretations thereof in effect on the date hereof. No assurance can be given that there will not be subsequent changes in such facts and assumptions, or in such law and interpretations thereof, which may affect the conclusions set forth herein, and we assume no obligation to supplement, amend or update this opinion should the present laws of the State of Nevada be changed by legislative or administrative action, judicial decision, or otherwise.

8. This letter expresses our legal opinion as to the matters set forth below and is based on our professional knowledge and judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth herein.

9. We express no opinion as to intellectual property matters, or U.S. or foreign regulatory matters pertaining to the Company’s products, or compliance therewith.

10. This opinion is issued solely for the benefit of the addressees hereof in connection with the sale of the Units in accordance with the Securities Purchase Agreements and the issuance of the Placement Agent’s Warrants in accordance with the Placement Agency Agreement and may not be quoted in whole or in part or furnished to or used or relied on by any other person, firm, corporation or other entity for any other purpose.

Opinion

On the basis of our examination of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Company and each Subsidiary is a corporation duly incorporated and validly existing under the laws of the state of its incorporation and is in good standing under such laws. The Company and each Subsidiary has requisite corporate power to own, lease and operate its properties and to conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in the State of Nevada

2. The Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Transaction Documents, including, without limitation, the issuance of the Series E Preferred Stock, the Warrants and the Warrant Shares, in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated therein (including, without limitation, the issuance and sale of the Series E Preferred Stock and the Warrants) have been duly authorized by the Company’s Board of Directors, and no further consent or authorization of the Company, its Board of Directors or its shareholders is required therefor. The Transaction Documents have been duly executed and delivered by the Company. The Transaction Documents constitute valid and binding agreements or obligations of the Company, enforceable against the Company in accordance with their respective terms.

3. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Series E Preferred Stock, the Warrants and the Warrant Shares, and the compliance by the Company with the terms thereof (a) do not and will not result in a violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, (i) the Company’s Articles of Incorporation or Bylaws, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound or affected that has been filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on May 29, 2020 and as exhibits to any reports filed by the Company with the Commission since May 29, 2020 through the date of this letter (the “Publicly Filed Documents”) or (iii) any applicable U.S. or foreign statute, law, rule or regulation or any order, writ, injunction or decree or the Principal Market, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its respective properties.

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4. When so issued, the Series E Preferred Stock, the Warrants and the Warrant Shares will be duly authorized and validly issued, fully paid and nonassessable, and free of any all liens and charges and preemptive or similar rights contained in the Company’s Articles of Incorporation or Bylaws or any agreement, note, lease, publicly filed mortgage deed or other instrument to which the Company is a party or by which the Company is bound that are Publicly Filed Documents. The Warrant Shares have been duly and validly authorized and reserved for issuance by all proper corporate action.

5. As of the date hereof, the authorized capital stock of the Company consists of (i) 4,000,000,000 shares of Common Stock, $0.001 par value, of which as of the date hereof 1,749,302,040 shares are issued and outstanding, 80,000 shares are reserved for issuance pursuant to the Company’s stock option and purchase plans and 183,678,180 shares are issuable and reserved for issuance pursuant to securities (other than the aforementioned options and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 10,000,000 shares of the Company’s preferred stock, $0.001 par value, of which as of the date hereof 700,000 are issued and outstanding. None of the Company’s capital stock is subject to preemptive rights or other rights of the shareholders of the Company pursuant to the Certificate of Incorporation or the Bylaws or under Nevada Revised Statutes or pursuant to any agreement, note, lease, mortgage deed or other instrument to which the Company is a party or by which the Company is bound that is Publicly Filed Document. To our knowledge, no securities or instruments of the Company contain anti-dilution or similar provisions that will be triggered by the issuance of the Series E Preferred Stock, the Warrants or the Warrant Shares.

6. The offer and sale of the Series E Preferred Stock and the Warrants in accordance with the Securities Purchase Agreements and the issuance and delivery of the Warrant Shares in accordance with the Transaction Documents constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

7. No authorization, approval, consent, filing or other order of any federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the shareholders of the Company, or any court or to our knowledge, any third party, is required to be obtained by the Company to enter into and perform its obligations under the Transaction Documents to which it is a party as the case may be, or for the issuance and sale of the Series E Preferred Stock, the Warrants or the Warrant Shares in accordance with the Transaction Documents or for the exercise of any rights and remedies under any Transaction Documents, except (i) the filing of a Form D under Regulation D of the Securities Act of 1933, as amended, (ii) the filing of a Form 8-K pursuant to the Securities Exchange Act of 1934, as amended and (iii) any action necessary in order to qualify the Series E Preferred Stock, the Warrants and the Warrant Shares under applicable securities or “Blue Sky” laws of the states of the United States.

8. To our knowledge except as disclosed in the Disclosure Schedules to the Securities Purchase Agreement, no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization is pending or threatened against the Company or any of its Subsidiaries or any of their properties or assets.

9. The Company is not an “investment company” or any entity controlled by an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

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In connection with rendering legal advice and assistance to the Company in the course of the preparation of the Transaction Documents, we have also reviewed and relied upon certain corporate records and documents of the Company, and oral and written statements and certificates of officers and other representatives of the Company and others as to the existence and consequences of certain factual and other matters.

The purpose of our professional engagement was not to establish or confirm factual matters or financial, statistical or accounting data. Therefore, we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements or information contained in or incorporated by reference into the Transaction Documents, and we have not made, or undertaken any obligation to make, an independent check or verification of the accuracy, completeness or fairness of the statements or information contained in or incorporated by reference into the Transaction Documents. Moreover, many of the determinations required to be made in the preparation of the Transaction Documents may involve matters of a non-legal nature, for which we have assumed no responsibility.

This opinion, furnished by us as counsel to the Company and is solely for your benefit and may not be delivered to, quoted or relied upon by any other party, or for any other purpose, without our express written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

FLANGAS LAW GROUP